Norampac Reports Its Second Quarter Results

Saint-Bruno, Quebec, July 21, 2005 -- Norampac Inc. ("Norampac") reports net income of $6.7 million or $12.2 million of net income excluding specific items1 for the quarter ended June 30, 2005. This compares to net income of $1.3 million or $9.0 million of net income excluding specific items for the same period in 2004.

Consolidated selected information

(in millions of Canadian dollars)

	Second quarter		First quarter
	2005	2004	2005

Sales	341.3	326.8	320.5

Operating income [1]	18.0	13.3	23.6
Operating income excluding specific items [1]	24.1	20.2	18.1

Net income	6.7	1.3	12.4
Net income excluding specific items [1]	12.2	9.0	8.4

1 - see note on supplemental information on non-GAAP measures

Commenting on the results, Mr. Marc-André Dépin, President and Chief Executive Officer, stated: "In addition to the stronger Canadian dollar, Norampac continues to face cost pressures related to energy, freight and fiber. We are still working on reducing our controllable costs in order to ensure our competitiveness in the markets in which we operate. As a result, we have decided to transfer in August 2005 the operations of our Buffalo corrugated products plant to our Lancaster corrugated products plant. We have also decided to close our Montreal corrugated products plant during the second quarter of 2006. As part of our reorganization, we will reduce our operating costs and increase our investments in various plants, which will allow us to optimize our operations and continue to provide premium-quality products and better client services."

Quarterly Highlights

  Despite a stronger Canadian dollar, average reported Canadian selling prices were higher in both the containerboard and the corrugated products segments;
  Profitability was impacted by higher costs for fiber, energy and freight;
  The Company's North American primary mill capacity utilisation rate was 91% down from 95% in 2004;
  Reorganization of our activities in upstate New York by transferring our Buffalo corrugated products plant activities to our Lancaster corrugated products plant scheduled for August 2005, resulting in a write-off on property, plant and equipment of $4.3 million; and
  Reorganization of our activities in the province of Quebec by announcing the closure of our Montreal corrugated products plant planned for the second quarter of 2006.

Sales amounted to $341 million in the second quarter of 2005, compared to $327 million for the corresponding quarter in 2004. Shipments of containerboard were up by 1.9% in the second quarter of 2005, compared to the same quarter in 2004, but were down by 3.1% not taking into account shipments from Burnaby which was on strike during the second quarter of last year. Shipments of corrugated products for the second quarter of 2005 were up by 3.1% compared to the same quarter in 2004 but were up only by 0.1% if we exclude volume coming from the Thompson and Lancaster corrugated products plants acquired in April 2004 and August 2004 respectively.

Operating income, excluding specific items, amounted to $24.1 million in the second quarter of 2005 compared to $20.2 million for the corresponding quarter in 2004. The increase in operating income excluding specific items, is mainly attributable to higher selling prices in both the containerboard and the corrugated products segments, partially offset by higher fiber, freight, energy and profit sharing costs.

Six-month period ended June 30

Net income for the six-month period ended June 30, 2005 were $19.1 million or $20.6 million of net income excluding specific items. This compares to net income of $10.2 million or $12.2 million of net income excluding specific items for the same period in 2004.

For the six-month period ended June 30, 2005, sales were $662 million compared to $619 million for the same period in 2004. For the six-month period ended June 30, 2005, shipments of containerboard were up by 0.9% compared to the same period in 2004 while shipments of corrugated products were up by 1.6%, compared to the same period in 2004, mainly due to the volume related to the Thompson and Lancaster corrugated products plants acquired in April and August 2004 respectively.

For the six-month period ended June 30, 2005, operating income excluding specific items amounted to $42.2 million, compared to $29.2 million for the same period in 2004. If we compare the two six-month periods and despite a stronger Canadian dollar, the increase is mainly related to higher selling prices in both the containerboard and the corrugated products segments, partially offset by higher fiber, freight, energy and profit sharing costs.

Supplemental information on non-GAAP measures

Operating income, operating income excluding specific items and net income excluding specific items are non-GAAP measures. The Company believes that it is useful for investors to be aware of specific items that adversely or positively affect its GAAP measures. The above-mentioned non-GAAP measures provide investors with a measure of performance to compare the Company's results between periods without regard to these specific items. The Company's measures excluding specific items should not be considered in isolation as they have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies.

Specific items are defined as items such as debt restructuring charges, unrealized gain or loss on derivative financial instruments that do not qualify for hedge accounting, foreign exchange gain or loss on long-term debt and other significant items of an unusual or non-recurring nature.

Net income, which is a performance measure defined by Canadian GAAP, is reconciled to operating income in the following table. This table also reconciles the specific items to their nearest measure as computed on the statement of earnings:

(in millions of Canadian dollars)

	Second quarter		First quarter
	2005	2004	2005
Net income	6.7	1.3	12.4
Share of income of equity, accounted investments	-	-	(0.5)
Income tax expense	3.1	1.3	4.9

Interests	6.1	6.5	5.4
Amortization of financing costs	0.4	0.4	0.4
Foreign exchange loss on long term debt	1.7	3.8	1.0

Operating income	18.0	13.3	23.6
Specific items:
Unrealized loss on derivative financial instruments	1.9	6.8	1.4
Net loss (gain) on disposal of property, plant and equipment	(0.1)	0.1	(6.9)
Write-off on property, plant and equipment	4.3	-	-

Operating income excluding specific items	24.1	20.2	18.1

Net income	6.7	1.3	12.4
Specific items:
Unrealized loss on derivative financial instruments net of related income taxes	1.3	4.5	0.9
Net loss (gain) on disposal of property, plant and equipment net of income taxes	-	0.1	(5.7)
Foreign exchange loss on long-term debt net of related income taxes	1.4	3.1	0.8
Write-off on property, plant and equipment net of income taxes	2.8	-	-

Net income excluding specific items	12.2	9.0	8.4

Norampac owns eight containerboard mills and twenty-five corrugated products plants in the United States, Canada and France. With annual production capacity of more than 1.6 million short tons, Norampac is the largest containerboard producer in Canada and the 7th largest in North America. Norampac, which is also a major Canadian manufacturer of corrugated products, is a joint venture company owned by Domtar Inc. (symbol : DTC-TSX) and Cascades Inc. (symbol : CAS-TSX).

Certain statements in this release, including statements regarding future results and performance, are forward-looking statements (as such term is defined under the United-States Private Securities Litigation Reform Act of 1995) based on current expectations. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, decreases in demand for the Company's products, increases in raw material costs, changes in relative values of certain currencies, fluctuations in selling prices and adverse changes in general market and industry conditions and other factors listed in Norampac's Securities and Exchange Commission filings including, but not limited to, its annual report in Form 20-F for the year ended December 31, 2004.

The financial statements included in this release also contain certain non-GAAP financial measures. Such information is reconciled to the most directly comparable financial measures, as set forth in the "additional information - supplemental non-GAAP measures" section, which is part to the company's financial statements.

Information:                    Source:

Anne-Marie Gagné Communications Manager Norampac Inc. (450) 461-8611 anne-marie_gagne@norampac.com	Charles Smith Vice-President and Chief Financial Officer Norampac Inc. (450) 461-8641 "mailto:charles_smith@norampac.com">charles_smith@norampac.com

Consolidated Balance Sheets
(in thousands of Canadian dollars)

	As at June 30, 2005	As at December 31, 2004
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	21,778	13,519
Accounts receivable and prepaid expenses	219,316	197,655
Inventories	143,248	138,402
	384,342	349,576
Property, plant and equipment	858,395	879,694
Goodwill	212,647	211,708
Other assets	39,752	47,169
	1,495,136	1,488,147
Liabilities and shareholders' equity
Current liabilities
Excess of outstanding cheques over bank
balances	13,678	31,775
Trade accounts payable and accrued liabilities	162,275	145,556
Income and other taxes payable	10,845	8,942
Current portion of long-term debt	1,117	1,145
	187,915	187,418
Long-term debt	355,403	328,641
Future income taxes	159,676	162,000
Other liabilities	44,936	48,940
Shareholders' equity
Capital stock	560,000	560,000
Contributed Surplus	709	579
Retained earnings	191,297	202,204
Cumulative translation adjustments	(4,800)	(1,635)
	747,206	761,148
	1,495,136	1,488,147

The accompanying notes are an integral part of the financial statements.

Consolidated Statements of Earnings
(in thousands of Canadian dollars)

(unaudited)
	For the three-month period		For the six-month period
	ended June 30		ended June 30
	2005	2004	2005	2004
Sales	341,294	326,849	661,788	618,794
Cost of goods sold and expenses
Cost of goods sold	262,130	252,622	508,095	484,461
Loss (gain) on derivative financial instruments (Note 2 )	2,135	5,752	4,311	(7,221)
Selling and administrative expenses	35,421	36,170	71,578	70,567
Depreciation and amortization	19,379	18,915	38,889	37,395
Net loss (gain) on disposal of property, plant and equipment	(68)	112	(6,972)	(4)
Write-off on property, plant and equipment	4,290	-	4,290	-
	323,287	313,571	620,191	585,198
Operating income	18,007	13,278	41,597	33,596
Financial expenses
Interests	6,124	6,532	11,552	12,464
Amortization of financing costs	373	373	745	780
Foreign exchange loss on long-term debt	1,651	3,764	2,602	6,055
	8,148	10,669	14,899	19,299
	9,859	2,609	26,698	14,297
Income tax expense	3,134	1,308	8,069	4,130
	6,725	1,301	18,629	10,167
Share of income of equity-accounted investments	-	-	464	-
Net income for the period	6,725	1,301	19,093	10,167

The accompanying notes are an integral part of the financial statements.

Consolidated Statements of Retained Earnings

(in thousands of Canadian dollars)

(unaudited)
	For the six-month period
	ended June 30
	2005	2004

Balance, at beginning of period	202,204	166,517
Net income for the period	19,093	10,167
Dividend paid during the period	(30,000)	(24,000)
Balance, at end of period	191,297	152,684

The accompanying notes are an integral part of the financial statements.

Consolidated Statements of Cash Flow
(in thousands of Canadian dollars)

(unaudited)
	For the three-month period		For the six-month period
	ended June 30		ended June 30
	2005	2004	2005	2004
Cash flows from:
Operating activities
Net income for the period	6,725	1,301	19,093	10,167
Adjustments for:
Depreciation and amortization	19,379	18,915	38,889	37,395
Future income taxes	(3,574)	(2,539)	(4,694)	221
Loss (gain) on disposal of property, plant and equipment	(68)	112	(6,972)	(4)
Write-off on property, plant and equipment	4,290	-	4,290	-
Foreign exchange loss on long term debt	1,651	3,764	2,602	6,055
Share of income of equity-accounted Investments	-	-	(464)	-
Unrealized loss (gain) on derivative financial instruments	1,934	6,781	3,306	(4,363)
Other	(350)	(537)	910	176
Cash flow from operating activities	29,987	27,797	56,960	49,647
Changes in non-cash working capital components	(5,995)	(20,785)	(5,082)	(24,235)
	23,992	7,012	51,878	25,412
Financing activities
Change in revolving bank credit facility	(123)	20,231	21,860	20,080
Increase in long-term debt	-	-	-	920
Repayments of long-term debt	(678)	(581)	(900)	(970)
Change in excess of outstanding cheques over bank balances	2,293	(111)	(18,097)	10,650
Dividend paid	-	-	(30,000)	(24,000)
	1,492	19,539	(27,137)	6,680
Investing activities
Additions to property, plant and equipment	(17,114)	(15,872)	(25,559)	(22,962)
Proceeds from disposals of property, plant and equipment	122	412	8,880	739
Business acquisition, net of cash and cash equivalents	-	(14,004)	-	(14,004)
Proceeds on disposal of a subsidiary	-	49	-	390
Other assets, net	7	6	11	(51)
	(16,985)	(29,409)	(16,668)	(35,888)
Change in cash and cash equivalents during the period	8,499	(2,858)	8,073	(3,796)
Translation adjustment with respect to cash and cash equivalents	116	213	186	355
Cash and cash equivalents at beginning of period	13,163	11,490	13,519	12,286
Cash and cash equivalents at end of period	21,778	8,845	21,778	8,845
Supplemental information
Cash and cash equivalents paid for:
Interest	10,980	12,282	11,348	12,913
Income taxes	2,368	1,553	9,319	4,229

The accompanying notes are an integral part of the financial statements.

Selected Segmented Information
(in thousands of Canadian dollars)

(unaudited)
	For the three-month period		For the six-month period
	ended June 30		ended June 30
	2005	2004	2005	2004
Sales
Containerboard	179,700	170,504	354,354	325,917
Corrugated products	260,687	249,672	499,054	470,726
Total for reportable segments	440,387	420,176	853,408	796,643
Other activities and unallocated amounts	22,145	20,112	40,862	38,633
Intersegment sales	(121,238)	(113,439)	(232,482)	(216,482)
Consolidated sales	341,294	326,849	661,788	618,794
Operating income before
depreciation and amortization
Containerboard	7,706	(1,727)	18,880	11,919
Corrugated products	23,341	31,730	51,901	54,620
Total for reportable segments	31,047	30,003	70,781	66,539
Other activities and unallocated amounts	6,339	2,190	9,705	4,452
Consolidated operating income before
depreciation and amortization	37,386	32,193	80,486	70,991
Depreciation and amortization	19,379	18,915	38,889	37,395
Consolidated operating income	18,007	13,278	41,597	33,596
Additions to property, plant and equipment
Containerboard	5,455	7,904	6,404	11,532
Corrugated products	4,865	7,502	11,713	10,596
Total for reportable segments	10,320	15,406	18,117	22,128
Other activities and unallocated amounts	6,794	466	7,442	834
Consolidated additions to property,
plant and equipment	17,114	15,872	25,559	22,962

Notes to interim consolidated financial statements
(in thousands of Canadian dollars)
(unaudited)

Note 1 Basis of presentation The accompanying unaudited interim consolidated financial statements are prepared in accordance with
Canadian generally accepted accounting principles and contain all adjustments necessary to present fairly
Norampac Inc.'s (the Company) financial position as at June 30, 2005 and December 31, 2004 as well as its results of operations and its cash flow for the three and six months periods ended June 30, 2005 and 2004.

The interim consolidated financial statements and notes do not contain all disclosures in annual financial statements. Accordingly, they should be read in conjunction with the Company's most recent annual consolidated financial statements.

These interim consolidated financial statements follow the same accounting policies as the most recent annual consolidated financial statements.

Note 2 Loss (gain) on derivative financial instruments
	For the three-month period		For the six-month period
	ended June 30		ended June 30
	2005	2004	2005	2004
Unrealized loss (gain) on derivative financial instruments	2,478	7,585	4,379	(2,995)
Realized loss (gain) on derivative financial instruments	201	(1,029)	1,005	(2,858)
Amortization of transitional deferred unrealized gain	(544)	(804)	(1,073)	(1,368)
	2,135	5,752	4,311	(7,221)

Note 3 Employee future benefits
	For the three-month period		For the six-month period
	ended June 30		ended June 30
	2005	2004	2005	2004
Net periodic expense for defined benefit pension plans	1,052	1,274	2,166	2,462
Net periodic expense for other employee future benefit plans	927	818	1,831	1,552
Net periodic expense for defined contribution pension plans	1,530	1,425	2,847	3,126

Supplemental non-GAAP measures

Operating income and operating income before depreciation and amortization are not measures of performance under Canadian or U.S. GAAP. The Company believes that, in addition to cash flow from operations, and net income, operating income and operating income before depreciation and amortization are useful financial performance measurements for assessing operating performance as they provide an additional basis to evaluate the Company's operating performance and ability to incur and service debt and to fund capital expenditures. Operating income and operating income before depreciation and amortization should not be construed as an alternative to net income (as determined in accordance with Canadian or U.S. GAAP) or as an indicator of the Company's operating performance or as an alternative to cash flows from operating, investing and financing activities (as determined in accordance with Canadian or U.S. GAAP) as a measure of liquidity or ability to meet all company's cash needs. The Company's method of calculating operating income and operating income before depreciation and amortization may differ from the methods used by other companies and as a result may not be comparable to other similarly titled measures disclosed by other companies. Set forth below is a reconciliation of operating income and operating income before depreciation and amortization to net income and net cash provided by operating activities, which the Company believes to be the closest GAAP performance and liquidity measures to operating income and operating income before depreciation and amortization.

	For the three-month period		For the six-month period
	ended June 30		ended June 30
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Net income	6,725	1,301	19,093	10,167
Share of income of equity-accounted investments	-	-	(464)	-
Income tax expense	3,134	1,308	8,069	4,130
Financial costs
Interests	6,124	6,532	11,552	12,464
Amortization of financing costs	373	373	745	780
Foreign exchange loss on long-term debt	1,651	3,764	2,602	6,055
Operating income	18,007	13,278	41,597	33,596
Depreciation and amortization	19,379	18,915	38,889	37,395
Operating income before depreciation and amortization	37,386	32,193	80,486	70,991

Cash flow from operations	23,992	7,012	51,878	25,412
Changes in non-cash working
capital components	5,995	20,785	5,082	24,235
Depreciation and amortization	(19,379)	(18,915)	(38,889)	(37,395)
Current income tax expense	6,708	3,847	12,763	3,909
Interests	6,124	6,532	11,552	12,464
Unrealized loss (gain) on derivative financial instruments	(1,934)	(6,781)	(3,306)	4,363
Other non cash adjustments	723	910	(165)	604
Gain on disposal of property, plant and equipment	68	(112)	6,972	4
Write-off on property, plant and equipment	(4,290)	-	(4,290)	-
Operating income	18,007	13,278	41,597	33,596
Depreciation and amortization	19,379	18,915	38,889	37,395
Operating income before depreciation and amortization	37,386	32,193	80,486	70,991

Shipments

Containerboard third party (in short tonnes)	159,374	149,271	327,590	303,118
Containerboard intersegment (in short tonnes)	210,058	213,315	399,414	417,606
Corrugated products (in thousands of square feet)	3,582,128	3,473,084	6,843,024	6,732,319